--------------------------------------------------------------------------------



     ASSET PURCHASE AGREEMENT


     between


                               RadiSys Corporation


     (as "Buyer")


                                       and


                  International Business Machines Corporation,


                                  (as "Seller")


                            Dated: December 17, 1999



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
                                TABLE OF CONTENTS


Article I.    Purchase and Sale of Assets....................................  5

   1.1.       Transferred Assets ............................................  5

   1.2.       Excluded Assets................................................  5

   1.3.       Consideration..................................................  5

   1.4.       Assumed Liabilities............................................  6

Article II.   Closing........................................................  7

   2.1.       Closing Date...................................................  7

   2.2.       Closing Statement..............................................  7

Article III.  Tax Matters....................................................  8

   3.1.       Allocation of Purchase Price...................................  8

   3.2.       Filing of Returns and Payment of Taxes.........................  9

   3.3.       Refunds and Credits............................................  9

   3.4.       Transfer Taxes.................................................  9

Article IV.   Additional Agreements..........................................  9

   4.1.       Consents, Novations and Subcontracted Work.....................  9

   4.2.       Employees and Employee Benefits................................ 10

   4.3.       Shrink-Wrap Software........................................... 12

   4.4.       Further Action................................................. 12

   4.5.       Buyer Financial Statements..................................... 12

   4.6.       Purchase Orders................................................ 12

   4.7.       Warranty Work.................................................. 12

   4.8.       Nonsolicitation................................................ 13

Article V.    Representations and Warranties of Buyer........................ 13

   5.1.       Incorporation.................................................. 13

                                       i
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   5.2.       Authority...................................................... 13

   5.3.       No Conflict.................................................... 13

   5.4.       Governmental Consents.......................................... 14

   5.5.       No Broker...................................................... 14

Article VI.   Representations and Warranties of Seller....................... 14

   6.1.       Incorporation.................................................. 14

   6.2.       Authority...................................................... 14

   6.3.       No Conflict.................................................... 15

   6.4.       Governmental Consents.......................................... 15

   6.5.       No Broker...................................................... 15

   6.6.       Title to Personal Property..................................... 15

   6.7.       Litigation..................................................... 15

   6.8.       No Rights in Others to Transferred Assets...................... 16

   6.9.       Contracts...................................................... 16

   6.10.      Licenses and Permits........................................... 16

   6.11.      Employees...................................................... 16

   6.12.      Warranties..................................................... 17

   6.13.      Compliance with Laws........................................... 17

   6.14.      Taxes.......................................................... 17

   6.15.      Environmental Matters.......................................... 17

   6.16.      Product Recall................................................. 17

   6.17.      Financial Statements and Reports............................... 17

   6.18.      Inventory...................................................... 17

Article VII.  Covenants...................................................... 18

   7.1.       Seller's Conduct............................................... 18

   7.2.       Commercially Reasonable Efforts................................ 18

   7.3.       Access to Information and Records ............................. 18

   7.4.       Post-Closing Access to Buyer's Records......................... 19

   7.5.       Pre-Closing Transaction Assistance............................. 19

                                       ii
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Article VIII. Conditions to Buyer's Obligations.............................. 19

   8.1.       Representations and Warranties................................. 19

   8.2.       Consents, Approvals and Injunctions............................ 20

   8.3.       Consents, Etc.; Burdensome Conditions.......................... 20

   8.4.       Governmental Rule.............................................. 20

   8.5.       Operative Agreements........................................... 20

   8.6.       Closing Documents.............................................. 20

   8.7.       Proceedings ................................................... 21

   8.8.       OEM Agreement Consents......................................... 21

Article IX.   Conditions to Seller's Obligations ............................ 21

   9.1.       Payment of Purchase Price...................................... 21

   9.2.       Representations and Warranties................................. 21

   9.3.       Consents, Approvals and Injunctions............................ 21

   9.4.       Operative Agreements........................................... 21

   9.5.       Closing Documents.............................................. 22

   9.6.       Proceedings.................................................... 22

   9.7.       Employees ..................................................... 22

Article X.    Indemnity...................................................... 22

  10.1.       Buyer Indemnification.......................................... 22

  10.2.       Seller Indemnification......................................... 22

  10.3.       Procedures..................................................... 23

Article XI.   Termination.................................................... 23

  11.1.       Termination by Buyer and/or Seller............................. 23

Article XII.  General Matters................................................ 23

  12.1.       Survival of Representations and Warranties..................... 23

  12.2.       Limitation of Liability........................................ 24

  12.3.       Public Announcements........................................... 24

  12.4.       Due Diligence.................................................. 24

  12.5.       Costs.......................................................... 24

                                      iii
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  12.6.       Bulk Sales..................................................... 25

  12.7.       Modification and Waiver........................................ 25

  12.8.       Governing Law.................................................. 25

  12.9.       Notices........................................................ 25

  12.10.      Assignment..................................................... 26

  12.11.      Counterparts................................................... 26

  12.12.      Entire Agreement............................................... 27


Schedules:

     Schedule 1.1.              Transferred Assets

     Subschedule 1.1(a)         Production Equipment

     Subschedule 1.1(b)         Furniture and Equipment

     Subschedule 1.1(c)         Inventory and Work in Process

     Subschedule 1.1(d)         Customer and Other Contracts to be Transferred
                                to Buyer as Transferred Assets

     Schedule 1.2.              Excluded Assets

     Schedule 1.4.              Assumed Liabilities

     Subschedule 1.4(a)         Contracts to be Transferred to Buyer as Assumed
                                Liabilities

     Subschedule 1.4(b)         Contracts with Seller or Seller's Affiliates to
                                be Transferred to Buyer as Assumed Liabilities

     Schedule 2.2.              Closing Statement

     Schedule 3.1.              Estimated Allocation of Purchase Price

     Schedule 4.2.(a)           Listing of Regular and Supplemental Employees

     Schedule 4.2.(b)(1)        Summary of Buyer's Planned Employment Terms and
                                Benefit Plans

     Schedule 4.2(b)(2)         Buyer's Severance Pay Practice for Transferred
                                Employees

     Schedule 8.3.              Governmental Actions

     Schedule 8.8               OEM Agreement Consents

                                       iv
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Exhibits:

     Exhibit A         Assumption Agreement

     Exhibit B         Bill of Sale

     Exhibit C         Schedule of Disclosure and Exceptions

     Exhibit D         OCP Products

     Exhibit E         OEM Customer Applications Which Currently Use
                       OCP Products

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement"), dated as of December 17, 1999, by and between RadiSys Corporation, an Oregon corporation ("Buyer"), and International Business Machines Corporation, a New York corporation ("Seller" or "IBM").

                              W I T N E S S E T H:

     WHEREAS, Seller wishes to sell certain assets relating to its Open Computing Platform ("OCP") business primarily located in Boca Raton, Florida; and

     WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Transferred Assets (as defined herein) for the purchase price and subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, Buyer and Seller hereby agree as follows:

                                  Definitions.

     Certain Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

     "Affiliate" shall mean, as to any Person, any other Person or entity which is controlling, controlled by or under common control with such Person or entity.

     "Allocation Statements" shall have the meaning set forth in Section 3.1.

     "Assumed Liabilities" shall have the meaning set forth in Section 1.4.

     "Assumption Agreement" shall mean the Assignment and Assumption Agreement in the form set out in Exhibit A to be entered into by the Parties on the Closing Date and by which Buyer assumes the Assumed Liabilities.

     "Best of Seller's Knowledge" shall mean the knowledge acquired by Seller based upon reasonable inquiry as of the date hereof and as of the Closing Date of Michael A. Kearney, Business Strategy Executive; Jaime F. Roman, Jr., Manager, Manufacturing Industries, Finance and Planning; Scott E. Ferrauiola, Staff Counsel, IBM Americas; Ronald D. Pfau, Site Facilities Manager, Boca Raton, Florida; and Caroline R. Coyte, Contracts Program Manager, Charlotte, North Carolina.

     "Bill of Sale" shall mean the Bill of Sale in the form set out in Exhibit B to be entered into by the Parties on the Closing Date.

     "Burdensome Condition" shall mean any action taken, or credibly threatened, by or before any Governmental Authority or other Person to challenge the legality of the transactions contemplated by the Operative Agreements or that would otherwise deprive a Party of the material benefit of any such transaction, including: (i) the pendency of an investigation by a Governmental Authority (formal or informal); (ii) the institution of any litigation, or threat thereof;
(iii) an order by a Governmental Authority of competent jurisdiction preventing consummation of the transactions contemplated by the Operative Agreements or placing material conditions or limitations upon such consummation; or (iv) the issuance of any subpoena, civil investigative demand or other request for documents or information relating to such transactions that is unreasonably burdensome in the reasonable judgment of the applicable Person.

     "Closing" shall have the meaning set forth in Section 2.1.

     "Closing Date" shall have the meaning set forth in Section 2.1.

     "Code" shall have the meaning set forth in Section 3.1.

     "Confidentiality Agreement" shall mean the Letter Agreement between Buyer and Seller, dated June 28, 1999.

     "Date of Execution" shall mean the date noted in the first paragraph of each of the Operative Agreements identified for signature.

     "Disclosure Schedule" shall have the meaning set forth in the Schedule of Disclosure and Exceptions to this Agreement.

     "Employees" shall have the meaning set forth in Section 4.2.

     "Final Inventory Amount" shall have the meaning set forth in Section 2.2.

     "Governmental Actions" shall mean any authorizations, consents, approvals, waivers, exceptions, variances, franchises, permissions, permits, and licenses of, and filings and declarations with, Governmental Authorities, including the expiration or termination of waiting periods imposed under the HSR Act.

     "Governmental Authority" shall mean any Federal, state, local or foreign court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body.

     "Governmental Rule" shall mean any statute, law, treaty, rule, code, ordinance, regulation or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any Federal, state, local or foreign court, arbitrator or other judicial tribunal of competent jurisdiction.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "IBM Logo Products" shall have the meaning set forth in Section 4.7(b).

     "Intellectual Property Agreement" shall mean the agreement so entitled between the Parties, entered into on the Date of Execution.

     "Limitation Amount" shall have the meaning set forth in Section 11.2.

     "Losses" shall mean, with respect to any Person, any and all damage, loss, liability and expense, including, without limitation, reasonable attorney's fees and expenses in connection with any claim, action, suit or proceeding.

     "OCP Revenue" shall mean: (i) all revenue, net of discounts, returns and allowances, associated with Buyer's sales of current and in-development OCP products as listed in Exhibit D, sold by Buyer to existing OCP customers consisting of current OEM customers, SupportNet, Inc. and its existing second-tier IBM remarketers and all revenue associated with the sale of IBM Logo Products, and (ii) all revenue associated with Buyer's sales of non-OCP computing platforms to Seller's current customers for use in place of those OEM customer applications which currently use OCP products (such applications are listed in Exhibit E).

     "OEM" shall mean original equipment manufacturer.

     "OEM Logo Products" shall have the meaning set forth in Section 4.7(a).

     "Operative Agreements" shall mean this Agreement, the Intellectual Property Agreement, the Trademark Agreement, the Bill of Sale, the Assumption Agreement, the Product Procurement Agreement, the Transition Services Agreement, and all Attachments or Exhibits attached thereto and expressly referenced therein.

     "Parties" shall mean Buyer and Seller.

     "Party" shall mean Buyer or Seller, respectively.

     "Permitted Liens" shall mean: ((i) mechanics', carriers', workmen's, repairmen's or other similar liens arising or incurred in the ordinary course of business; (ii) conditional sales contracts and equipment leases entered into in the ordinary course of business; (iii) liens for Taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty; and (iv) other liens which do not interfere with the continued use and operation of the Transferred Assets.

     "Person" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

     "Pre-Closing Tax Period" shall have the meaning set forth in Section 3.2.

     "Product Procurement Agreement" shall mean the agreement so entitled between the Parties originally executed on February 9, 1999, and amended as of the Date of Execution.

     "Purchase Price" shall have the meaning specified in Section 1.3.

     "Service Credit" shall have the meaning set forth in Section 4.2.

     "Subcontracted Work" shall have the meaning set forth in Section 4.1.

     "Subsidiary" of any Person shall mean a corporation, company, or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are; or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

     "Tax" or "Taxes" shall mean all taxes, imposts, duties, withholdings, charges, fees, levies, or other assessments imposed by any governmental or taxing authority, whether domestic or foreign (including but not limited to, income, excise, property, sales, use, transfer, conveyance, payroll or other employment related tax, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes), together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts and any obligations under any agreement or arrangements with any Person with respect to such amounts.

     "Tax Returns" shall have the meaning set forth in Section 3.2.

     "Trademark Agreement" shall mean the agreement so entitled between the Parties, entered into on the Date of Execution.

     "Transferred Assets" shall mean such items of equipment, office furniture, contracts, inventory, work in process and other assets as are listed on the Sub-schedules to Schedule 1.1. to this Agreement, as the same may be depleted or augmented prior to the Closing Date while being managed in the ordinary course of business.

     "Transferred Employees" shall have the meaning set forth in Section 4.2.

     "Transition Services Agreement" shall mean the agreement so entitled between the Parties originally executed on February 9, 1999, and amended as of the Date of Execution.


                     Article I. Purchase and Sale of Assets.

     1.1. Transferred Assets. Upon the terms and subject to the conditions hereof, as of the Closing Date, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, all right, title and interest of Seller in and to the Transferred Assets (subject to the Closing Statement adjustments).

     1.2. Excluded Assets. Schedule 1.2. sets forth assets owned by third parties which are specifically excluded from the Transferred Assets. Notwithstanding anything to the contrary in this Agreement, any assets not set forth on the Subschedules to Schedule 1.1. will be retained by Seller and are excluded from the Transferred Assets. Other than as set forth in Section 4.3. herein, and the consideration for the intellectual property rights granted by Seller, all intellectual property matters are addressed exclusively in the Intellectual Property Agreement, and no intellectual property matters are included in the subject matter of this Agreement.

     1.3. Consideration. (a) In consideration for the Transferred Assets and the Assumed Liabilities, Buyer shall pay to Seller (the "Purchase Price") as follows:

          (i) On the Closing Date and subject to adjustment in accordance with
Section 1.3(c) and Section 2.2, the net book value of the items set forth in
Schedule 1.1(c) to this Agreement, which is Nine Hundred Thirty-one Thousand One Hundred Thirty-three dollars ($931,133.00) (the "Estimated Inventory Amount"); and

          (ii) On the Closing Date, Thirteen Million dollars ($13,000,000) as consideration for the licenses and rights granted pursuant to the Intellectual Property Agreement, the Trademark Agreement and Transferred Assets

          (b) As additional consideration for the Transferred Assets and the Assumed Liabilities, Buyer shall pay to Seller:

          (i) On March 30, 2001, an amount equal to seven and one-half percent (7.5%) of all OCP Revenue recognized by Buyer, in accordance with generally accepted accounting principles ("GAAP"), from the Closing Date through the first anniversary of the Closing Date;

          (ii) On March 29, 2002, an amount equal to five percent (5%) of all OCP Revenue recognized by Buyer, in accordance with GAAP, from the first anniversary of the Closing Date through the second anniversary of the Closing Date; and

          (iii) On March 31, 2003, an amount equal to five percent (5%) of all OCP Revenue recognized by Buyer, in accordance with GAAP, from the second anniversary of the Closing Date through the third anniversary of the Closing Date.

          (c) Subject to the Closing Statement adjustment provided for in
Section 2.2. herein, the Purchase Price shall be adjusted upward or downward, as the case may be, to the extent the Final Inventory Amount is more or less than the Estimated Inventory Amount.

          (d) In no event shall the Purchase Price exceed Thirty Million dollars ($30,000,000) in the aggregate.

          (e) On the Closing Date, Buyer shall pay to Seller the amounts set forth in Sections 1.3(a)(i) and 1.3(a)(ii), which is Thirteen Million Nine Hundred Thirty-one Thousand One Hundred Thirty-three dollars ($13,931,133.00), by electronic funds transfer, in immediately available funds in U.S. dollars, to the following account:

     Account Name:           International Business Machines Corporation
     Bank:                   Chase Manhattan Bank
     Account Number:         IBM Concentration Account
                             Account #: 323-213499
     Reference:              Purchase of Open Computing Platform (OCP) Assets
     ABA Routing Number:     021000021
     Bank Contact:           Ms. Joyce Leary Bates
                             Chase Manhattan Bank
                             4 New York Plaza
                             New York, NY 10004
                             Telephone: (212) 552-3779

          (f) Buyer shall pay to Seller the amounts set forth in Section 1.3(b) when due, by electronic funds transfer, in immediately available funds in U.S. dollars, to the account set forth in Section 1.3(e) with a specific reference to the following: "Contingent Payment for Purchase of Open Computing Platform Assets - Industrial Sector Finance Manager, Charlotte, NC.

     1.4. Assumed Liabilities. (a) At the Closing, Seller will assign and transfer to Buyer, and Buyer will assume, and thereafter shall fully perform and discharge, on a timely basis and in accordance with their respective terms, the liabilities and obligations of Seller listed on the subschedules to Schedule
1.4. hereto, including listed contracts (together, the "Assumed Liabilities"). Without limiting the generality of the foregoing, Buyer is not assuming or undertaking and Seller shall remain liable for, any customer claims, whenever asserted, which are based on the failure by Seller to perform its obligations under contracts constituting Transferred Assets relating to OCP products shipped by Seller prior to the Closing Date, and such claims are specifically excluded from the Assumed Liabilities. Any rights, liabilities and obligations of Seller to or from any of its Affiliates will not be transferred to Buyer, other than as set forth in Schedule 1.4(b). The Assumed Liabilities shall, except as otherwise set forth herein, exclude pre-Closing liabilities and obligations of Seller with respect to employees of Seller prior to the Closing Date, including under employee benefit plans.

     (b) The Parties will each use reasonable efforts to obtain written consents to the transfer and assignment of the Transferred Assets and Assumed Liabilities to Buyer, and the novation of Seller, where the approval or other consent of any other Person may be required for these actions. Buyer shall cooperate with Seller (including, where necessary, entering into appropriate instruments of assumption as shall be agreed upon) to have Seller released from all liability to third parties with respect to the Assumed Liabilities, and the Parties will each solicit such releases concurrently, in a manner acceptable to both Parties, with the solicitation of consents from third parties to the transfer, assignment and novation of the Transferred Assets and the Assumed Liabilities; provided, that, neither Party shall be required to grant any additional consideration to any third party in order to obtain any such consent, novation, assumption or release.


                              Article II. Closing.

     2.1. Closing Date. Subject to the conditions set forth in Articles VII and VIII below, the closing of the transaction provided for in this Agreement (the "Closing") shall take place at the offices of Seller on the Twenty-eighth (28th) day of December, 1999, provided both of the following have occurred: (i) the expiration or early termination of all applicable HSR Act waiting periods; and
(ii) the satisfaction or waiver of the other conditions set forth in Articles VII and VIII hereof, or at such other place time or on such other date as may be agreed upon by Seller and Buyer (the "Closing Date"). All transactions provided for herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 11:59 p.m. on the Closing Date regardless of the actual time the Closing occurs on such date.

     2.2. Closing Statement. (a) Seller will prepare a closing statement for the items listed in Schedule 1.1(c) (the "Closing Statement"). The purpose of the Closing Statement is to show the numerical increase or decrease, as applicable, in the part numbers listed in Schedule 1.1(c) between the Date of Execution and the Closing. Each part number listed in Schedule 1.1(c) will be assigned the same weighted average cost for such part numbers at the Date of Execution. Seller shall allow Buyer's representatives from Price Waterhouse Coopers LLP to observe the preparation of the Closing Statement.

     (b) Seller shall provide a copy of the Closing Statement to Buyer, along with supporting documentation, on or before January 18, 2000. Buyer will have ten (10) days from the date Buyer receives the Closing Statement to inform Seller in writing of any objection to the Closing Statement, which objection shall be based solely upon the methodology set forth in Schedule 2.2. If Seller does not receive any written objection within such ten (10) day period, the price adjustments described in Section 2.2(c) will be calculated and paid in accordance with that Section based on the Closing Statement, which will be final and binding on the Parties hereto. If Buyer provides to Seller written objection to the Closing Statement, then the Parties will work together in good faith to resolve their differences. "Final Inventory Amount" shall mean the aggregate dollar amount for all part numbers set forth in the Closing Statement as finally determined in accordance with this Section 2.2.

     (c) To the extent the Final Inventory Amount is less than the Estimated Inventory Amount, the Purchase Price will be decreased by the difference between the Final Inventory Amount and the Estimated Inventory Amount. To the extent the Final Inventory Amount is greater than the Estimated Inventory Amount, the Purchase Price will be increased by the difference between the Final Inventory Amount and the Estimated Inventory Amount. Any adjustment to be made pursuant to this Section 2.2. shall be made within seven (7) days of the Closing Statement becoming final. Such adjustment shall be made by either: (i) Seller tendering such amount to Buyer by wire transfer in accordance with Buyer's directions in the event Buyer overpaid at Closing; or (ii) Buyer tendering such amount to Seller by wire transfer as set forth in Section 1.3. herein, in the event that Buyer underpaid at the Closing.

     (d) Notwithstanding anything to the contrary set forth in this Section 2.2, Buyer may elect after the Closing Date, but in no event later than January 31, 2000, to require Seller to repurchase the entire quantity of certain part numbers, or some lesser portion thereof, which were set forth in Schedule 1.1(c) as of the Closing Date. The purchase price for each part number shall be the weighted average cost for such part number as set forth in Schedule 1.1(c) as of the Closing Date. Buyer shall return such repurchased inventory and Seller shall pay for such repurchased inventory not to exceed thirty (30) days later than February 7, 2000.


                            Article III. Tax Matters.

     3.1. Allocation of Purchase Price. Buyer and Seller hereby agree to the estimated allocation of the Purchase Price set forth in Schedule 3.1. to the extent necessary to permit the making of timely transfer tax filings and other required filings. In addition, as soon as practicable after the Closing Date, but in any event not later than thirty (30) days from the Closing Date, Buyer shall provide to Seller proposed statements (the "Allocation Statements"), allocating the total of the Purchase Price (and other payments properly treated as additional Purchase Price for Tax purposes) to the different Transferred Assets pursuant to Section 1060 of the Internal Revenue code of 1986, as amended, and the Treasury Regulations promulgated thereunder (hereinafter, the "Code").

     Buyer and Seller shall each file all income, franchise and other Tax Returns (as defined below), and execute such other documents as may be required by any Governmental Authority, in a manner consistent with the Allocation Statements. Buyer shall prepare the Form 8594 under Section 1060 of the Code based on the Allocation Statements and deliver such form and all documentation used in the preparation and support of such form to Seller within 30 days after the Closing Date. Buyer and Seller agree to file such form with each relevant taxing authority and to refrain from taking any position inconsistent with such form or the Allocation Statements.

     Notwithstanding the above provision, Buyer agrees to indemnify and hold Seller harmless from and against any and all liability for Taxes resulting from any reallocation by Buyer or any

Governmental Authority as a result of a tax audit of Buyer that differs from the Allocation Statements or as a result of any reallocation of the Purchase Price that differs from the estimated allocation as set forth in Schedule 3.1. and Seller agrees to indemnify and hold Buyer harmless from and against any and all liability for Taxes resulting from any reallocation by Seller of the Purchase Price that differs from the estimated allocation set forth on Schedule 3.1.

     For purposes of calculating the amount of any Taxes in the preceding sentence, it shall be assumed that such Taxes are payable at the highest effective statutory corporate income tax rates that could apply to Seller for the relevant period.

     3.2. Filing of Returns and Payment of Taxes. Seller shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax returns, reports and forms (herein "Tax Returns") and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets attributable to any taxable period which ends on or prior to the Closing Date (herein "Pre-Closing Tax Period"). Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets attributable to taxable periods which are not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax Returns or other documents required to be filed with governmental authorities, it is necessary that a Party be furnished with additional information, documents or records relating to the Transferred Assets, both Seller and Buyer agree to use reasonable efforts to furnish or make available such non-privileged information at the recipient's request, cost and expense; provided, however, that no Party shall be entitled to review or examine the Tax Returns of any other Party.

     3.3. Refunds and Credits. Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the account of Seller and any refunds and credits attributable to any period which is not part of the Pre-Closing Tax Period are for the account of Buyer.

     3.4. Transfer Taxes. All transfer, documentary, sales, use, registration, value-added and any other similar Taxes and related fees incurred in connection with this Agreement and the other Operative Agreements and the transactions contemplated hereby and thereby shall be borne by Buyer, in addition to the consideration provided for in Section 1.3. To the extent legally able to do so, Buyer and Seller shall cooperate with each other to obtain exemptions from such taxes, provided that neither Party shall be obligated to seek any exemption that would require any governmental audit of its books and records.


                       Article IV. Additional Agreements.

     4.1. Consents, Novations and Subcontracted Work. Buyer and Seller shall use reasonable efforts to obtain, between the Date of Execution and the Closing, all requisite consents to assignments and novations, as the case may be, of all of the Transferred Assets and the Assumed Liabilities. For any Assumed Liabilities for which Seller has any secondary liability to third parties, Buyer shall provide Seller reasonable access and information in order for Seller to ascertain continuing compliance by Buyer with all contract terms and conditions applicable thereto. Subject to Section 8.8, if any such required consents and novations cannot be secured prior to Closing, the Parties shall cooperate to establish an arrangement reasonably satisfactory to Buyer and Seller under which Buyer would obtain, to the extent practicable, the claims, rights, and benefits and assume the corresponding liabilities and obligations thereunder in accordance with this Agreement (including by means of a subcontracting, sublicensing, or subleasing arrangement) or under which Seller would enforce for the benefit of Buyer, with Buyer assuming and agreeing to pay Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto (the "Subcontracted Work"); and until the requisite consents and novations are obtained, such rights and obligations would not be deemed to be included in the Transferred Assets and Assumed Liabilities. Buyer shall diligently perform and discharge the obligations of Seller in connection with the Subcontracted Work. To the extent that consents to assignment and novation are obtained after the Closing, Buyer and Seller agree that such rights and` obligations would no longer be considered to be Subcontracted Work at such time, but would instead be deemed to be Assumed Liabilities for all purposes of this Agreement. In no event shall Seller or Buyer be obligated to pay any money or grant any financial accommodations to any Governmental Authority or any other Person in connection with obtaining any consent, waiver, confirmation, or novation or approval with respect to the Transferred Assets and Assumed Liabilities. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Transferred Asset or Assumed Liability or any claim, right or benefit or liability or obligation arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof, would be ineffective with respect to any party thereto or would in any way adversely affect the rights of Buyer or Seller thereunder.

     4.2. Employees and Employee Benefits. (a) Schedule 4.2.(a) contains a list of the regular employees employed by Seller as of the date hereof in connection with the Transferred Assets (including active employees and employees who are on leave of absence, or those receiving benefits under the IBM Sickness and Accident Income Plan) (the "Employees"). This schedule will be updated immediately prior to the Closing to reflect changes in that population between the Date of Execution and the Closing. Schedule 4.2(a) contains a list of the supplemental employees employed by Seller as of the date hereof in connection with the Transferred Assets ("Supplemental Employees"). Buyer shall make employment offers to the Employees effective as of the Closing Date. The Employees who shall have received employment offers from Buyer and who begin their employment with Buyer (collectively referred to herein as the "Transferred Employees") shall be employed by Buyer in accordance with the terms and conditions set forth below. Employees who decline an employment offer from Buyer will be assigned by Seller to work on the Buyer transition team for a transition period of twelve (12) months from the Closing Date in accordance with the terms of the Transition Services Agreement. Buyer will utilize such Employees on the transition team for an initial period of six (6) months and thereafter provide to Seller thirty (30) days notice of any request to remove any such Employee from the transition team. If during the initial six (6) month transition period Buyer requests any such Employee be removed from the transition team for performance reasons, Seller will remove such employee upon 30 days advance notice from Buyer.

     (b) Effective upon the Closing, Buyer agrees that it will employ the Transferred Employees in the same positions and at the same salaries and substantially the same terms and conditions, including benefit plans, as those in effect immediately prior to the Closing. In determining whether Buyer's offer of employment to Transferred Employees includes compensation components that are substantially comparable in the aggregate to those provided by Seller prior to Closing, such determination shall take into consideration all stock options, restricted stock and restricted units granted to the Transferred Employees prior to the Closing and Buyer shall compensate the Transferred Employees (in such manner as Buyer deems appropriate, subject to applicable law) for any such equity grants that will be forfeited as a result of the transactions contemplated by this Agreement. Seller shall provide Buyer with a summary of all such stock options, restricted stock and restricted units which are expected to be forfeited by Transferred Employees at least 30 days prior to Closing. Prior periods of employment with Seller (herein "Service Credit") will be considered as employment with Buyer for all employment purposes with Buyer, including the calculation of severance pay, vacation status and seniority. Buyer has summarized its planned employment terms and benefit plans for the Transferred Employees in Schedule 4.2(b)(1) and Seller agrees that such terms and plans are "substantially the same terms and conditions, including benefit plans" as provided in the first sentence of this Section 4.2(b)(1). Nothing contained in this Agreement is intended to create any personal rights for any of the Transferred Employees. Buyer shall implement the severance pay practice for the Transferred Employees set forth on Schedule 4.2(b)(2).

     (c) Buyer shall be responsible as of Closing for all liabilities, salaries, benefits and similar employer obligations for the post-Closing period for all Transferred Employees, except for vacation earned but not taken and except as provided in Schedule 4.2(b)(1) with respect to COBRA coverage at the option of the Transferred Employees. Upon separation from Seller, Transferred Employees will be paid by Seller for vacation accrued, plus previously deferred vacation, less vacation taken.

     (d) Buyer shall be responsible for liabilities with respect to the termination of any Transferred Employees by Buyer after the Closing, including without limitation, health care continuation coverage with respect to plans established or maintained by Buyer after the Closing, and damages or settlements arising out of any claims of wrongful or illegal termination, and for complying with the requirements of all applicable laws with respect to any such termination, including any obligations arising from the Worker Adjustment and Retraining Notification Act (WARN) and similar state plant closing laws. Buyer shall not be liable to Seller for any liabilities or obligations with respect to the Transferred Employees which arises prior to the Closing Date or in connection with termination of employment from Seller, provided Buyer has complied with its obligations set forth in this Agreement.

     (e) Buyer will employ each Supplemental Employee as either a temporary or regular employee of Buyer, or will enter into a contractor relationship with any such Supplemental Employee, in each instance as Buyer may determine in its own discretion. The terms and conditions of any such relationship between Buyer and a Supplemental Employee shall be as determined by Buyer. Prior periods of a Supplemental Employee's employment with Seller will not be considered as employment with Buyer for any purpose. Buyer shall have no responsibility for any liabilities, salaries, benefits, or similar employer obligations accruing to the Supplemental Employees as a result of their employment with Seller.

     4.3. Shrink-Wrap Software. Seller shall transfer at Closing, to the extent it has the legal right to do so and subject to the applicable license agreements with the licensors, its royalty-free usage rights to the shrink-wrap personal computer software (also known as conditions-of-use software) being used in its ordinary course of business as of the Date of Execution on the personal computers that are Transferred Assets. If such software copyrights are owned by Seller, Seller's license terms and conditions continue to apply.

     4.4. Further Action. Each of the Parties agrees to execute and deliver after the Closing Date such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, in the opinion of both Parties' counsel, in order to consummate or implement expeditiously the transactions contemplated hereby.

     4.5. Buyer Financial Statements. Seller will cooperate, and shall cause its external auditors (Price Waterhouse Coopers) to reasonably cooperate, with Buyer and Buyer's auditors to permit Buyer and Buyer's auditors, at Buyer's sole expense, to timely prepare and file financial statements relating to the Transferred Assets, prepared by Buyer in accordance with generally accepted accounting principles and the rules and regulations of the Securities Exchange Commission.

     4.6. Purchase Orders. Schedule 1.4. contains a list of purchase orders which shall be transferred to Buyer as Assumed Liabilities. In addition to the purchase orders set forth in Schedule 1.4., Buyer hereby agrees to assume all purchase orders issued by Seller in the ordinary course of business between the Date of Execution and the Closing Date in connection with the Transferred Assets and the Assumed Liabilities.

     4.7. Warranty Work. (a) Buyer shall provide replacement parts and/or services to customers for OCP products set forth in Exhibit D which carry an OEM logotype ("OEM Logo Products") sold by Seller prior to the Closing Date and that are the subject of a warranty extended by Seller. To the extent that, after the Closing Date, Buyer supplies such replacement parts or performs services for OEM Logo Products sold by Seller prior to the Closing Date which replacement parts or services are the subject of any warranty extended by Seller, Seller shall reimburse Buyer for such replacement parts or services at Buyer's then-established standard cost for such replacement parts or services.

     (b) Seller shall provide, at its expense, warranty service for OCP products which carry the IBM logotype ("IBM Logo Products") which were sold prior to the Closing Date and which are sold by Buyer until the earlier of (x) the date Seller withdraws the IBM Logo Products from marketing (as further described in the Transition Services Agreement), and (y) March 31, 2000. After the earlier of
(x) and (y) above, Buyer shall, for each IBM Logo Product with a designated machine type which is shipped by Buyer to Buyer's customers, pay to Seller, an amount equal to six percent (6%) of the Buyer's customers' invoice price of each unit. Such warranty service shall be consistent with the current levels of warranty service provided by Seller on IBM Logo Products.

     4.8. Nonsolicitation. Seller agrees that, for a period of one (1) year from the Closing Date, it will not, directly or indirectly, solicit for employment any Transferred Employee or other employee of Buyer employed in the Boca Raton, Florida or the Portland/Hillsboro, Oregon area; provided, however, that solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed to employees of Buyer.

     Buyer agrees that, for a period of one (1) year from the Closing Date, it will not, directly or indirectly, solicit for employment any employee of Seller (or any of its Affiliates) employed in Boca Raton, Florida or the Portland/Hillsboro, Oregon area; provided, however, that solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed to employees of Seller or any of its Affiliates.


               Article V. Representations and Warranties of Buyer.

     Buyer hereby represents and warrants to Seller as follows:

     5.1. Incorporation. Buyer is a duly incorporated and validly existing corporation in good standing under the laws of the State of Oregon, with all requisite corporate power and authority to own its properties and conduct its business.

     5.2. Authority. Buyer has the requisite corporate power and authority to execute and deliver each of the Operative Agreements and to perform its obligations under each of the foregoing. Each of the Operative Agreements has been duly and validly authorized, executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer in accordance with its respective terms. No other corporate proceedings on the part of Buyer are necessary to authorize the Operative Agreements and the transactions contemplated by any of the foregoing.

     5.3. No Conflict. The execution and delivery by Buyer of each of the Operative Agreements does not, and the performance of its obligations thereunder, will not:

     (a) conflict with, or result in a breach of, any of the provisions of its Articles of Incorporation or Bylaws;

     (b) breach, violate or contravene any Governmental Rule, or create any right of termination or acceleration or encumbrance, that, singly or in the aggregate, would have a material adverse effect on its authority or ability to perform its obligations under this Agreement, the Product Procurement Agreement, the Transition Services Agreement and the Assumption Agreement or the Assumed Liabilities; and

     (c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which it is a party or by which it or any of its properties may be affected or bound that, singly or in the aggregate, would have a material adverse effect on its authority or ability to perform its obligations under this Agreement, the Product Procurement Agreement, the Transition Services Agreement and the Assumption Agreement or the Assumed Liabilities.

     5.4. Governmental Consents. Other than compliance with the HSR Act pre-notification requirements, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Buyer is required in connection with the execution or delivery by Buyer of this Agreement, the Product Procurement Agreement, the Transition Services Agreement or the Assumption Agreement, or the consummation by Buyer of the transactions contemplated by any of the foregoing.

     5.5. No Broker. Buyer has engaged no corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of the Operative Agreements or the consummation of the transactions contemplated thereby, and Buyer shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by any finder or broker that it acted on behalf of Buyer in connection with the transactions contemplated thereby.


              Article VI. Representations and Warranties of Seller.

     Except as set forth on the disclosure schedule delivered by Seller to Buyer (the "Disclosure Schedule"), Seller hereby represents and warrants to Buyer as follows:

     6.1. Incorporation. Seller is a duly incorporated and validly existing corporation in good standing under the laws of the State of New York, with all requisite corporate power and authority to own its properties and conduct its business, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification except where the failure to so qualify would not have a material adverse effect upon the Transferred Assets.

     6.2. Authority. Seller has the requisite corporate power and authority to execute and deliver the Operative Agreements and to perform its obligations under each of the foregoing. Each of the Operative Agreements has been duly and validly authorized, executed and delivered by Seller and constitutes the valid and binding agreement of Seller in accordance with its respective terms. No other corporate proceedings on the part of Seller are necessary to authorize the Operative Agreements and the transactions contemplated by any of the foregoing.

     6.3. No Conflict. The execution and delivery by Seller of each of the Operative Agreements does not, and the performance by Seller of its obligations thereunder will not:

     (a) conflict with, or result in a breach of, any of the provisions of its Articles of Incorporation or By-laws;

     (b) breach, violate or contravene any Governmental Rule, or create any right of termination or acceleration or encumbrance, that, singly or in the aggregate, would have a material adverse effect on ~its authority or ability to perform its obligations under this Agreement, the Product Procurement Agreement, the Transition Services Agreement and the Assumption Agreement or the Assumed Liabilities; and

     (c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which it is a party or by which it or any of the Transferred Assets may be bound that, singly or in the aggregate, would have a material adverse effect on the Transferred Assets or its authority or ability to perform its obligations under this Agreement, the Product Procurement Agreement, the Transition Services Agreement and the Assumption Agreement or the Assumed Liabilities (except for agreements and instruments that require the consent or approval of a third party for the transactions contemplated by this Agreement), and subject to Section 6.10.

     6.4. Governmental Consents. Other than compliance with the HSR Act pre-notification requirements and Section 6.10., no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Seller is required in connection with the execution or delivery by Seller of the Operative Agreements or the consummation by Seller of the transactions contemplated by any of the foregoing.

     6.5. No Broker. Seller has engaged no corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of the Operative Agreements or the consummation of the transactions contemplated thereby, and Seller shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Seller in connection with the transactions contemplated thereby.

     6.6. Title to Personal Property. Seller has good and marketable title to all tangible personal property listed on Schedule 1.1. hereto, free and clear of any liens or encumbrances, except Permitted Liens. The Permitted Liens, taken together, do not interfere with the continued use or operation of the Transferred Assets.

     6.7. Litigation. There are no actions, suits, proceedings or investigations pending or, to the Best of Seller's Knowledge, threatened in a writing to Seller against or directly affecting the Transferred Assets, at law or in equity, including any administrative proceedings or condemnation actions with any regulatory authority. There is no existing default by Seller with respect to any judgment, order, writ, injunction or decree of any Governmental Authority or arbitrator which materially adversely affects the Transferred Assets.

     6.8. No Rights In Others To Transferred Assets. Neither Seller nor any Affiliate of Seller is party to any outstanding contracts or other arrangements giving any Person any present or future right to require Seller to transfer to any Person any ownership or possessory interest in, or to grant any lien on, any of the Transferred Assets, other than pursuant to this Agreement.

     6.9. Contracts. Schedule 1.4. contains a true and complete list of all material contracts included in the Transferred Assets and Assumed Liabilities. Complete and correct copies of each of the contracts listed on Schedule 1.4. have been delivered to Buyer by Seller, provided, however, that certain contracts containing confidential information have been modified to redact such confidential information. Except as set forth on Schedule 1.4., each of the contracts listed in Schedule 1.4. constitutes a valid and binding obligation of Seller and, to the Best of Seller's Knowledge, the other parties thereto, and is in full force and effect. Seller has performed or is performing all material obligations required to be performed by it under such contracts and is not (with or without notice, lapse of time or both) in breach or default in any material respect thereunder; and, to the Best of Seller's Knowledge, no other party to any of such contracts is (with or without notice, lapse of time or both) in breach or default in any material respect thereunder.

     6.10. Licenses and Permits. Seller has licenses and permits and other governmental authorizations and approvals required for Seller's operation of the Transferred Assets, except where the failure to have such licenses and permits would not have a material adverse effect on Seller's ability to operate the Transferred Assets. All licenses and permits held by Seller which are material to the operation of the Transferred Assets are valid and in full force and effect and there are not pending or, to the Best of Seller's Knowledge, threatened in a writing to Seller, any proceedings which could result in the termination or impairment of any such license or permit which termination or impairment would materially interfere with the operation of the Transferred Assets as presently operated by Seller. Buyer must seek a regulatory or other permitted transfer of, or obtain through separate application for itself, any applicable licenses and permits, including environmental licenses and permits, which are required for Buyer's operation or ownership of the Transferred Assets.

     6.11. Employees. No representation petition has been filed with the National Labor Relations Board and, to the Best of Seller's Knowledge, no union card signing campaign is in progress at Seller's facility, concerning the Transferred Assets or the Employees. There is not any, and during the past 12 months there has not been any, labor strike, work stoppage or lockout with respect to the Employees. Buyer will not have, as a consequence of the transactions contemplated hereby, any liability or obligation with respect to employment, employment practices or under any "employee benefit plan" (as this term is defined in Section 3(3) of ERISA) or any other plan, program or arrangement, whether written or oral providing for compensation or benefits in connection with the performance of services to Seller maintained by Seller with respect to Seller's Employees.

     6.12. WARRANTIES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE 6, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE TRANSFERRED ASSETS AND ASSUMED LIABILITIES, IT BEING SPECIFICALLY UNDERSTOOD BY BUYER THAT, EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 6, THE TRANSFERRED ASSETS AND ASSUMED LIABILITIES ARE BEING SOLD AND TRANSFERRED "AS IS" IN ALL RESPECTS.

SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER'S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

     6.13. compliance with Laws. To the Best of Seller's Knowledge, Seller has complied in all respects with all laws or regulations that are applicable to the Transferred Assets, except where the failure to comply, individually or in the aggregate, would not have a material adverse effect on the Transferred Assets. The Transferred Assets are not subject to any outstanding judgment, order, writ, injunction or decree.

     6.14. Taxes. To the extent that a failure to do so would materially adversely affect Buyer's use of the Transferred Assets or exercise of its rights under the contracts included in the Transferred Assets, Seller has filed all Tax Returns that it is required to file and has paid all Taxes that it is required to pay or which have become payable pursuant to any assessment. To the Best of Seller's Knowledge, it is not aware of any basis for the assertion of any such claims which, if adversely determined, would result in an encumbrance on the Transferred Assets, or otherwise adversely affect Buyer's use of the Transferred Assets or exercise of its rights under the contracts included in the Transferred Assets.

     6.15. Environmental Matters. To the Best of Seller's Knowledge, Seller has not received any notice from any Governmental Authority or other Person alleging that it is a responsible or potentially responsible party for hazardous substances contamination in connection with Seller's use of the Transferred Assets. To the Best of Seller's Knowledge, no Governmental Authority has issued any citation or notice of violation in connection with Seller's use of the Transferred Assets under any environmental statute or regulation.

     6.16. Product Recall. To the Best of Seller's Knowledge, Seller has never undertaken a general product recall for the Transferred Assets.

     6.17. Financial Statements and Reports. Seller has previously delivered or made available to Buyer historical management reports relating to Seller's expense, revenue and cost related to the Transferred Assets. To the Best of Seller's Knowledge, this information has been generated by Seller in the ordinary course of business.

     6.18. Inventory. All items of inventory included in the Transferred Assets have been accepted through Seller's standard receiving and inspection process.


                             Article VII. Covenants.

     7.1. Seller's Conduct. Between the Date of Execution and the Closing Date, except as otherwise permitted by this Agreement or with Buyer's prior written consent, Seller shall:

     (a) not voluntarily create any encumbrance on any of the Transferred Assets, except for Permitted Liens;

     (b) not dispose of or agree to dispose of any of the Transferred Assets other than in the ordinary course of business;

     (c) not enter into any material agreement, transaction or commitment with respect to the Transferred Assets, except for the sale of inventory in the ordinary course of business;

     (d) continue to operate the Transferred Assets in the ordinary course of business and use its reasonable good faith efforts to preserve intact the Transferred Assets and relationships with customers and suppliers;

     (e) maintain all of the tangible Transferred Assets in good operating condition and repair, ordinary wear and tear excepted, consistent with past practice; and

     (f) with respect to OCP products due to be shipped to customers in January 2000, not intentionally, unless instructed by such customer, change such ship date to ship such OCP products in December 1999.

     7.2. Commercially Reasonable Efforts. Subject to the terms of this Agreement, Seller and Buyer each will use commercially reasonable efforts to effect the transactions contemplated hereby and to fulfill the conditions of their respective obligations under this Agreement, including without limitation, making any required filings under the HSR Act and obtaining any necessary consents, provided, however, that neither Buyer nor Seller shall be required to comply with any Burdensome Condition.

     7.3. Access to Information and Records. Except as may be deemed appropriate to ensure compliance with respect to any applicable Laws (including, without limitation, any antitrust regulations) and subject to any confidentiality obligations or applicable privileges (including, without limitation, the attorney-client privilege), from the Date of Execution until the Closing Date, Seller (a) will give Buyer and its authorized representatives reasonable access to the offices, properties, books, and records of Seller relating to the Transferred Assets during normal business hours and upon reasonable prior notice; (b) will furnish to Buyer and its authorized representatives such financial and operating data and other information relating to the Transferred Assets as Buyer may reasonably request; and (c) will instruct its employees and representatives to cooperate with Buyer in its investigation of the Transferred Assets, all for the purpose of enabling Buyer and its authorized representatives to conduct, at their own expense, business and financial reviews, investigations and studies of the Transferred Assets. Notwithstanding the foregoing or any other provision of this Agreement, Buyer shall not have access to such price and other competitive information as may invoke antitrust or similar legal restrictions. For a period of two (2) years after the Closing Date, each Party shall use its good faith reasonable efforts to provide to the other Party and its representatives at the other Party's expense, information reasonably requested by the other Party relating to the Transferred Assets to the extent required by the other Party to permit the other Party to determine any matter relating to its rights and obligations under the Operative Agreements and its compliance with applicable Tax and financial reporting requirements. Any requests pursuant to this Section 7.3. shall be at the expense of the requesting Party.

     7.4. Post-Closing Access to Buyer's Records. Notwithstanding anything to the contrary set forth in this Agreement, until March 31, 2003 or until the Purchase Price is paid in full by Buyer, whichever is later, Buyer will (a) give Seller and its authorized representatives reasonable access to the offices, properties, books, and records of Buyer relating to the Transferred Assets during normal business hours and upon reasonable prior notice; (b) furnish to Seller and its authorized representatives such financial and operating data and other information relating to the Transferred Assets as Seller may reasonably request; and (c) instruct its employees and representatives to cooperate with Seller in its review, investigation and studies of the operation of the Transferred Assets after the Closing Date, all for the purpose of enabling Seller and its authorized representatives to monitor Buyer's compliance with Buyer's continuing obligations to pay Seller the Purchase Price based on OCP Revenue as set forth in Sections 1.3(b)(i) through 1.3(b)(iii).

     7.5. Pre-Closing Transaction Assistance. Seller shall make its Employees reasonably available to discuss with Buyer all material services provided by Seller or an Affiliate with respect to the operation of the Transferred Assets.


                Article VIII. Conditions to Buyer's Obligations.

     The obligation of Buyer to consummate the transactions contemplated herein and by the other Operative Agreements is subject to the satisfaction (or waiver by Buyer) of the conditions set forth below in this Article.

     8.1. Representations and Warranties. Subject to Section 11.2., the representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time. Seller shall have performed in all material respects its respective covenants and agreements contained in this Agreement and the other Operative Agreements required to be performed at or prior to the Closing.

     8.2. Consents, Approvals and Injunctions. (a) Seller shall have obtained or made all consents, approvals, orders, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority required to be obtained or made by or with respect to the Transferred Assets in connection with the execution and delivery of this Agreement.

     (b) No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the consummation of the transactions contemplated by the Operative Agreements or invalidate or suspend any provision of the Operative Agreements.

     (c) No action or proceeding challenging the transactions or any provision of this Agreement or the other Operative Agreements shall be pending or threatened against any party.

     8.3. Consents, Etc.; Burdensome Conditions. (a) All Governmental Actions set forth on Schedule 8.3., including the issuance or transfer of all permits or other consents of Governmental Authorities necessary for Seller to transfer the Transferred Assets shall (i) have been taken, given or obtained, (ii) be in full force and effect and (iii) not be subject to any pending proceedings or appeals, administrative, judicial or otherwise (and the time for appeal shall have expired or, if an appeal shall have been taken, it shall have been dismissed).

     (b) No Burdensome Condition shall exist with respect to Buyer in connection with the transactions contemplated by the Operative Agreements.

     8.4. Governmental Rule. No Governmental Rule shall have been instituted, issued or proposed to restrain, enjoin or prevent the transfer of the Transferred Assets as contemplated hereby or to invalidate, suspend or require modification of any material provision of any Operative Agreement.

     8.5. Operative Agreements. Seller shall have entered into each of the Operative Agreements to be executed by it and each such Operative Agreement shall be in full force and effect without breach thereunder.

     8.6. Closing Documents. Seller shall have delivered to Buyer the following documents:

          (a) a certificate of Seller, dated the Closing Date, to the effect that Seller's representations and warranties in this Agreement are true and correct and that all actions required to be taken by Seller prior to the Closing have been duly taken;

          (b) an incumbency certificate dated the Closing Date for the authorized signatories of Seller executing this Agreement and any documents delivered in connection with this Agreement at the Closing; and

          (c) a certificate of the secretary or assistant secretary of Seller, dated the Closing Date, as to the continued existence of Seller.

     8.7. Proceedings. All corporate and legal proceedings taken by Seller in connection with the execution of the Operative Agreements and the transfer of the Transferred Assets shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received all such certified or other copies of all such documents as it shall have reasonably requested.

     8.8. OEM Agreement Consents. Buyer shall have received the necessary consents to assignment for the contracts listed on Schedule 8.8.


                 Article IX. Conditions to Seller's Obligations.

     The obligations of Seller to consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by Seller) of the conditions set forth below in this Article.

     9.1. Payment of Purchase Price. The payment of the Purchase Price in the manner specified in Section 1.3.

     9.2. Representations and Warranties. The covenants, agreements, representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of the Closing Date.

     9.3. Consents, Approvals and Injunctions. (a) Buyer shall have obtained or made all consents, approvals, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority or any other Person required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Operative Agreements and the Closing.

     (b) No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the transfer of the Transferred Assets or the Assumed Liabilities or invalidate or suspend any provision of the Operative Agreements.

     (c) No Burdensome Condition shall exist with respect to Seller in connection with the transactions contemplated by the Operative Agreements.

     9.4. Operative Agreements. Buyer shall have entered into each of the Operative Agreements to be executed by it and each such Operative Agreement shall be in full force and effect without breach thereunder.

     9.5. Closing Documents. Buyer shall have delivered to Seller the following documents:

     (a) a certificate of an authorized signatory of Buyer, dated the Closing Date, to the effect that Buyer's representations and warranties in this Agreement are true and correct and that all actions required to be taken by Buyer prior to the Closing have been duly taken;

     (b) an incumbency certificate dated the Closing Date for the authorized signatories of Buyer executing any Operative Agreements and any documents delivered in connection with the Operative Agreements at the Closing; and

     (c) a certificate of the secretary or assistant secretary of Buyer, dated the Closing Date, as to the continued existence of Buyer, certifying the attached copy of the By-laws of Buyer, the authorization of the execution, delivery and performance of the Operative Agreements and the resolutions adopted by the Board of Directors of Buyer authorizing the actions to be taken by Buyer under the Operative Agreements.

     9.6. Proceedings. All corporate and legal proceedings taken by Buyer in connection with the transactions contemplated by the Operative Agreements and all documents and papers relating to such transactions shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received all such certified or other copies of all such documents as it shall have reasonably requested.

     9.7. Employees. Buyer shall have made offers of employment, effective upon and contingent upon the Closing and consistent with the terms and conditions of this Agreement, to all Employees.

                              Article X. Indemnity.

     10.1. Buyer Indemnification. Buyer hereby agrees to indemnify Seller, its officers, directors, employees, owners, agents and Affiliates, for, against, from and in respect of any and all Losses which may be sustained or suffered by any of them resulting from customer claims, whenever asserted, which are based on the failure by Buyer to perform its obligations under contracts constituting Assumed Liabilities relating to products shipped by Buyer after the Closing Date.

     10.2. Seller Indemnification. Seller hereby agrees to indemnify Buyer, its officers, directors, employees, owners, agents and Affiliates, for, against, from and in respect of any and all Losses which may be sustained or suffered by any of them resulting from customer claims, whenever asserted, which are based on the failure by Seller to perform its obligations under contracts constituting Transferred Assets relating to products shipped by Seller on or prior to the Closing Date.

     10.3. Procedures. Buyer pursuant to Section 10.2. and Seller pursuant to
Section 10.1. (the "Indemnified Party") each agrees to give prompt notice to the other Party (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Article X, including the amount and other details of such claim. The Indemnifying Party shall assume and control the defense of, any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with such defense. The Indemnified Party may, at its own expense, monitor and participate in the defense but not control the defense. The Indemnified Party undertakes to faithfully and fully cooperate with the Indemnifying Party in all respects required for the best resolution or defense against any such claim, suit, action or proceeding. For as long as the Indemnifying Party conducts the defense of any such claim, suit, action or proceeding, the Indemnified Party shall take no actions in relation to such claim, suit, action or proceeding, without the prior consent of the Indemnifying Party. The Indemnifying Party shall not be liable under Section 10.1. or Section 10.2. respectively, for any settlement effected without its consent of any claim, suit, action or proceeding in respect of which indemnity may be sought thereunder (which consent will not be unreasonably withheld). The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any claim of which the Indemnifying Party has assumed the defense, without the prior consent of the Indemnified Party, provided, however, that a condition to any such settlement shall be a complete release from any responsibility or liability of the Indemnified Party and its Affiliates with respect to such claim which does not impose any actual or potential liability upon the Indemnified Party.


                            Article XI. Termination.

     11.1. Termination by Buyer and/or Seller. This Agreement may be terminated without further liability by either Party at any time before the Closing Date:

     (a) by mutual consent of Buyer and Seller; or

     (b) by either Buyer or Seller if the Closing has not occurred by February 28, 1999, provided that the terminating Party has not prevented the Closing from occurring through breach of any of its representations, warranties or covenants.


                          Article XII. General Matters.

     12.1. Survival of Representations and Warranties. All representations and warranties made by the Parties in this Agreement or in any schedule, document, certificate or other instrument delivered by or on behalf of the Parties pursuant to this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date; provided, however, that the representations and warranties in respect of Taxes shall survive the Closing Date until the applicable period of limitation on assessment or refund of any relevant Tax has expired and provided, further, that all representations and warranties relating to the Assumed Liabilities shall survive the Closing Date until the expiration of the applicable statute of limitation with respect thereto.

     12.2. Limitation of Liability. Notwithstanding anything to the contrary set forth in the Operative Agreements, unless this section is specifically excluded from application to a specific Operative Agreement, Seller shall not be liable for any amounts with respect to the breach of a representation and warranty unless and until such amounts shall exceed in the aggregate two hundred fifty thousand ($250,000) dollars (the "Limitation Amount") (in which case Seller shall only be liable with respect to the excess over the Limitation Amount). There shall be no Seller liability with respect to any such matter for individual amounts of less than $25,000 and such amounts shall not be taken into account in determining whether the Limitation Amount has been exceeded. In no event shall Seller's liability with respect to the breach of representations and warranties exceed five million ($5,000,000) dollars in the aggregate. This Section 12.2. shall not be applicable with respect to Seller's representation set forth in Section 6.6. herein (Title to Personal Property). Neither Seller or Buyer shall be responsible for any indirect, incidental, punitive, special or consequential damages whatsoever, including loss of profits or goodwill.

     12.3. Public Announcements. The Confidentiality Agreement between the Parties continues to apply, and the Operative Agreements and the proposed transaction is subject to and confidential under that Confidentiality Agreement. For six (6) months after the Closing Date, all public announcements relating to the Operative Agreements or the transactions contemplated hereby shall be made only after consultation between the Parties, except for disclosures by either Party that in the opinion of counsel for such Party are required by law, rule or regulation and except for announcements and marketing relating to the Transferred Assets where Seller is not identified by name or indirectly by descriptive phrases. Any disclosures to customers in connection with commercial relationships shall not reveal the Purchase Price of this Agreement. Notwithstanding the foregoing, either Party shall have the right, in its sole discretion, to make such disclosures as it may deem necessary or advisable to any Governmental Authority. In the event of a breach or anticipatory breach of this Section 12 by either Party, the other Party shall be entitled, in addition to any and all other remedies available at law or in equity, to preliminary and permanent injunctive relief and specific performance without proving damages.

     12.4. Due Diligence. Buyer has engaged in the entire due diligence effort it deemed appropriate prior to executing this Agreement. The sale of the Transferred Assets is based solely upon the results of that due diligence and there has been no reliance upon the representations or statements of Seller, other than as set forth in Article VI.

     12.5. Costs. Each Party shall be responsible for the costs and expenses incurred by it in the negotiation, execution and delivery of the Operative Agreements and, except as otherwise provided elsewhere in such agreements, the consummation of the transactions contemplated thereby.

     12.6. Bulk Sales. Buyer hereby waives compliance with any applicable bulk sales or similar laws; provided, that Seller agrees to indemnify and hold harmless Buyer with respect to any noncompliance with such laws and Buyer's waiver with respect thereto. Buyer shall discharge the Assumed Liabilities in accordance with their terms and Buyer agrees that Seller shall have no liability for any failure of Buyer to discharge the Assumed Liabilities in accordance with their terms.

     12.7. Modification and Waiver. No modification or waiver of any provision of this Agreement and no consent by either Party to any departure therefrom shall be effective unless in a writing referencing the particular section of this Agreement to be modified or waived and signed by a duly authorized signatory of each Party, and the same will only then be effective for the period and on the conditions and for the specific instances and purposes specified in such writing.

     12.8. Governing Law. This Agreement has been delivered at and shall be deemed to have been made at Armonk, New York, and shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of New York applicable to agreements executed, delivered and performed within such State, without regard to the principles of conflicts of laws thereof. As part of the consideration for value this day received, each of the Parties hereby consents to the exclusive jurisdiction of any New York State court located within the County of Westchester and any federal court of the United States of America located in the Southern District of New York. Each of the Parties hereby: (i) waives trial by jury, (ii) waives any objection to New York venue of any action instituted hereunder, and (iii) consents to the granting of such legal or equitable relief as is deemed appropriate by any aforementioned court.

     12.9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective (a) when delivered by messenger or courier, or (b) five days after deposit for mailing by registered or certified mail, postage prepaid, return receipt requested, when also transmitted by telecopy as follows:

          (a)  if to Seller, to:

               International Business Machines Corporation
               New Orchard Road
               Armonk, New York 10504

               Attention:  Lee A. Dayton
                           Vice President, Corporate Development and Real Estate
               Telecopy:   (914) 499-7803

               with a copy to:

               International Business Machines Corporation
               New Orchard Road
               Armonk, New York 10504

               Attention:  Donald D. Westfall, Esq.
                           Associate General Counsel
               Telecopy:   (914) 499-6006

          (b)  if to Buyer, to:

               RadiSys Corporation
               5445 NE Dawson Creek Drive
               Hillsboro, OR 97124

               Attention:  Glenford J. Myers
                           Chief Executive Officer

               Telecopy:   (503) 615-1114

               with a copy to:

               RadiSys Corporation
               5445 NE Dawson Creek Drive
               Hillsboro, OR 97124

               Attention:  David Cunningham
                           Corporate Counsel

               Telecopy:   (503) 615-1114

or to such other address as either of the Parties shall hereafter designate to the other from time to time by similar written notice.

     12.10. Assignment. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the successors and assigns of the Parties; provided, that, neither Party may assign its rights hereunder without the written consent of the other Party.

     12.11. Counterparts. This Agreement may be executed by the Parties in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

     12.12. Entire Agreement. This Agreement, together with the Intellectual Property Agreement, the Trademark Agreement, the Product Procurement Agreement, the Transition Services Agreement, the Assumption Agreement, the Bill of Sale and the Confidentiality Agreement, each between Buyer and Seller, comprise the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and representations, oral or written, between Buyer and Seller relating hereto and thereto.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

INTERNATIONAL BUSINESS                 RADISYS CORPORATION
MACHINES CORPORATION


By: FRANCIS J. RUSSO                   By: GLENFORD J. MYERS
    -------------------------------        ------------------------------

Name: FRANCIS J. RUSSO                 Name: Glen Myers
      -----------------------------          ----------------------------

Title: Corp. Development Consultant   Title: Dec. 17, 1999
       ----------------------------          ----------------------------


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